Exhibit 10.26
FOX PAINE & COMPANY, LLC
3500 Alameda de las Pulgas, Suite 150
Menlo Park, California 94025
March 16, 2011
United America Indemnity, Ltd.
Global Indemnity (Cayman) Limited
c/o Global Indemnity Group, Inc.
Three Bala Plaza East
Suite 300
Bala Cynwyd, Pennsylvania 19004
Ladies and Gentlemen:
We refer to the Management Agreement (the “Original Agreement”), dated September 5, 2003, by and between United America Indemnity, Ltd., formerly Vigilant International, Ltd., an exempted company formed with limited liability under the laws of the Cayman Islands (“UAIL”), Fox Paine & Company, LLC, a Delaware limited liability company (“Fox Paine”), as amended by Amendment No. 1 thereto, dated May 25, 2006 (the “Amendment” and together with the Original Agreement, the “Management Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amendment.
Management Services
Effective as of the date first set forth above, UAIL hereby assigns and transfers the Management Agreement and the Indemnification Letter and all of its rights and obligations thereunder to Global Indemnity (Cayman) Limited (the “Global Indemnity Cayman”), and Global Indemnity Cayman hereby accepts such assignment and transfer and agrees to perform the obligations of Global Indemnity Cayman under the Management Agreement and the Indemnification Letter. Fox Paine hereby consents to such assignment and transfer. For the avoidance of doubt, unless the Management Agreement, as amended hereby, is terminated in accordance with its terms, Global Indemnity Cayman will hereafter be obligated to make payments of the Annual Service Fees, with the next such Annual Service Fee being due September 5, 2011 and payable on or before November 1, 2011. In connection with such assignment, Global Indemnity Cayman agrees to pay to (or settle by intercompany account with) UAIL $710,958.90, representing the remainder of the current year’s prepaid Annual Service Fee.
In addition, upon the consummation of a Change of Control (as defined herein), Global Indemnity Cayman will immediately pay Fox Paine a lump sum payment of $10,000,000 million (the “Termination Fee”), and upon receipt of the Termination Fee, Global Indemnity Cayman and Fox Paine agree that Fox Paine’s obligation to provide the Services and Global Indemnity Cayman’s obligation to pay the Annual Service Fee shall thereupon immediately terminate. Nothing herein shall affect the obligation of Global

Indemnity Cayman to reimburse Fox Paine for its and its affiliates’ out-of-pocket expenses in connection with the provision of Services pursuant to the Management Agreement in respect of periods prior to the consummation of a Change of Control, and nothing herein shall affect the obligations of Global Indemnity Cayman under the Indemnification Letter.
Notwithstanding anything in the Management Agreement to the contrary, no Annual Service Fee payable in respect of any year shall be paid on an applicable Payment Date if Global Indemnity Group, Inc. (“GIGI”), and UAIL and Global Indemnity Cayman, as guarantors, fail to make payment in full on any amounts due on the Senior Notes. Any Annual Service Fees not paid as a result of the preceding sentence, together with interest thereon accruing from the applicable Payment Date at the “base” or “prime” rate from time to time announced by Citibank, N.A., in New York, New York shall be deferred and shall be payable from time to time in accordance with the following sentence. Any such deferred Annual Service Fee shall be paid at such times as GIGI, UAIL and/or Global Indemnity Cayman makes payment in full, inclusive of any late payment charges and/or fees on the Senior Notes.
As used herein, the term “Change of Control” shall mean, whether effected directly or indirectly or in one or a series of transactions, in each case other than to or with Fox Paine and its affiliates or the Funds (as defined in the Original Agreement) (Fox Paine and its affiliates and the Funds, collectively, the “Fox Paine Entities”):
(a) any sale of all or substantially all of the consolidated assets of Global Indemnity plc (“Global Indemnity”) taken together with its consolidated subsidiaries;
(b) any sale of the outstanding shares of voting stock of Global Indemnity which immediately following thereof (i) the Fox Paine Entities, directly or indirectly, together with the shareholders of Global Indemnity immediately prior to such transaction or series of transactions not affiliated with the Fox Paine Entities, cease to own shares of voting stock of Global Indemnity representing at least a majority of the voting power of Global Indemnity, (ii) the voting power of the Fox Paine Entities in Global Indemnity relative to the voting power in Global Indemnity of the shareholders immediately prior to such transaction or series of transactions not affiliated with the Fox Paine Entities is no greater than the relative voting power of the Fox Paine Entities in Global Indemnity as compared to the voting power of such shareholders not affiliated with the Fox Paine Entities immediately prior to such transaction or series of transactions, (iii) the Fox Paine Entities, directly or indirectly, together with the shareholders of Global Indemnity immediately prior to such transaction or series of transactions not affiliated with the Fox Paine Entities, cease to own at least a majority of the outstanding shares of voting stock of Global Indemnity, and (iv) the shareholders of Global Indemnity not affiliated with the Fox Paine Entities immediately prior to such transaction or series of transactions participate on a proportional basis with and are entitled to receive at least the same consideration as the Fox Paine Entities (without regard to class or series of shares owned) in such transaction or series of transactions; or

(c) any other transaction or series of transactions in which immediately following thereof either:
(i) (A) the Fox Paine Entities, directly or indirectly, together with the shareholders of Global Indemnity immediately prior to such transaction or series of transactions not affiliated with the Fox Paine Entities, cease to own shares of voting stock of Global Indemnity representing at least a majority of the voting power of Global Indemnity, (B) the voting power of the Fox Paine Entities in Global Indemnity relative to the voting power in Global Indemnity of the shareholders immediately prior to such transaction or series of transactions not affiliated with the Fox Paine Entities is no greater than the relative voting power of the Fox Paine Entities in Global Indemnity as compared to the voting power of such shareholders not affiliated with the Fox Paine Entities immediately prior to such transaction or series of transactions, (C) the Fox Paine Entities, directly or indirectly, together with the shareholders of Global Indemnity immediately prior to such transaction or series of transactions not affiliated with the Fox Paine Entities, cease to own at least a majority of the outstanding shares of voting stock of Global Indemnity and (D) the shareholders of Global Indemnity not affiliated with the Fox Paine Entities immediately prior to such transaction or series of transactions participate on a proportional basis with and are entitled to receive at least the same consideration as the Fox Paine Entities (without regard to class or series of shares owned) in such transaction or series of transactions; or
(ii) Global Indemnity no longer holds a majority of the outstanding shares of voting stock of subsidiaries that together own substantially all of the consolidated assets of Global Indemnity taken together with its consolidated subsidiaries, in each case, including, without limitation, by means of a merger, amalgamation, scheme of arrangement, consolidation or other business combination, a tender or exchange offer, a leveraged buy-out, lease or license, the formation of a partnership, joint or collaborative venture or similar arrangement.
In the event a transaction or a series of transactions is consummated that would otherwise have been a “Change of Control” (as such term is defined above), but for any such transaction or series of transactions being to or with one or more of the Fox Paine Entities (and thus no Termination Fee or Transaction Fee (as defined below) being then due and payable), notwithstanding anything to the contrary in the Management Agreement, as amended hereby, (a) the parties agree that the consummation of any such transaction or series of transactions shall not terminate the terms of the Management Agreement, as amended hereby, including the right of Fox Paine to receive the Annual Service Fee and (b) the Annual Service Fee shall continue until the earlier of (i) such time as the Fox Paine Entities no longer hold an indirect equity investment in Global Indemnity or any successor thereto and (ii) such time as Fox Paine and the Company agree in writing to modify or terminate the arrangements contemplated hereby. For purposes of interpreting the definition of “Change of Control”, the phrase “series of transactions” shall mean and refer to a plan of disposition adopted and approved by the Board of Directors of Global Indemnity or the applicable company. Except as expressly amended, modified or supplemented herein, all other provisions of the Management Agreement shall remain in full force and effect.

Advisory Services
In addition, Global Indemnity Cayman also confirms the arrangements under which Fox Paine agrees to provide to Global Indemnity Cayman and its affiliates financial advice and assistance in the event of a possible Change of Control transaction, including, as appropriate, advice and assistance with respect to defining objectives, performing valuation analyses and structuring, planning and negotiating any such transaction (the “Advisory Services”). Global Indemnity Cayman understands that Fox Paine would not be providing (nor would Global Indemnity Cayman and its affiliates be relying on it for) tax, regulatory, legal or accounting advice in connection with a Change of Control and that Fox Paine is not rendering any formal opinions to Global Indemnity Cayman with respect to the Advisory Services.
If a Change of Control is consummated, Global Indemnity Cayman agrees to pay Fox Paine, upon the consummation of the Change of Control an amount in cash equal to the product of (a) 1.0% times (b) the Transaction Value (the “Transaction Fee”). “Transaction Value” means with respect to a Change of Control involving (i) the voting stock of Global Indemnity, the total value of (A) the consideration paid per Global Indemnity voting share of each class multiplied by the total number of Global Indemnity voting shares of each class outstanding (including the number of voting shares that would be outstanding upon exercise, conversion, redemption or exchange of any in-the-money securities, including options, warrants, convertible debt and convertible preferred stock) of Global Indemnity but net of any proceeds received by Global Indemnity upon the exercise of any options or warrants and (B) any capital distribution to the shareholders of Global Indemnity, including extraordinary dividends, share repurchases, self tender offers or other forms of returning capital to shareholders, that is expressly provided for in the Change of Control documentation and is conditioned upon the consummation of the Change of Control (or, conversely, the Change of Control is conditioned upon completion of such return of capital), and (ii) any sale of assets or any other transaction not involving the voting stock of Global Indemnity, the total value of (A) all cash, securities, assets and other property paid, directly or indirectly, by a buyer to Global Indemnity or, if applicable, a subsidiary of Global Indemnity in connection with a Change of Control or, in the case of a partnership, joint or collaborative venture or similar arrangement, the total value of all cash, securities, assets and other property, directly or indirectly, paid or contributed by Global Indemnity or, if applicable, a subsidiary of Global Indemnity to such venture, excluding any subsequent capital contributions to fund such venture’s operations and (B) any capital distribution to the shareholder(s) of Global Indemnity or, if applicable, a subsidiary of Global Indemnity, including extraordinary dividends, share repurchases, self tender offers or other forms of returning capital to shareholders, that is expressly provided for in the Change of Control documentation and is conditioned upon the completion of the Change of Control (or, conversely, the Change of Control is conditioned upon completion of such return of capital). For purposes of determining the Transaction Fee, the Audit Committee of the Board of Directors of Global Indemnity shall reasonably determine the Transaction Value so as not to “double count” the proceeds of any transaction or series of transactions that has been consummated prior to the consummation of a Change of Control transaction. Notwithstanding anything in this letter agreement to the contrary, in no event shall more than one Change of Control Fee be payable under the terms of this letter agreement.
The provisions of the Indemnification Letter shall apply to the Advisory Services. Except as may be required by applicable law or regulation or in connection with any proceeding, inquiry or request by or before, or a filing with or submission to, a court, governmental or judicial authority, regulatory or administrative body or securities exchange, none of Global Indemnity Cayman, Global Indemnity or any of their respective subsidiaries will disclose to any third party, or publicly refer to, any written or oral advice provided by Fox Paine pursuant to this letter agreement, without the prior written consent of Fox Paine. The Advisory Services provided by Fox Paine hereunder are intended solely for the benefit and use of the senior management and the Board of Directors of each of Global Indemnity Cayman, Global Indemnity and their respective subsidiaries, are not on behalf of, and are not intended to confer rights or remedies upon, any shareholder of Global Indemnity, any employee or creditor of Global Indemnity Cayman, Global Indemnity or any of their respective subsidiaries or any other person, and may not be used or relied upon for any other purpose.
All amounts payable to Fox Paine hereunder shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by applicable law, in which event Global Indemnity Cayman shall pay such additional amounts as shall be necessary to ensure that the net amount received by Fox Paine will equal the full amount that would otherwise have been received by Fox Paine had no such deduction or withholding been made. Payments made by Global Indemnity Cayman pursuant to this letter agreement shall be made by wire transfer of immediately available funds to such account as Fox Paine shall designate to Global Indemnity Cayman in writing from time to time.
Concurrently herewith, each of GIGI, Wind River Reinsurance Company, Ltd., and UAIL are executing a separate Guaranty in favor of Fox Paine with respect to the Management Agreement, as amended hereby, and the Indemnification Letter.
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     Please confirm the foregoing is in accordance with your understanding and agreement with Fox Paine by signing a copy of this letter agreement in the space provided below.

Very truly yours, FOX PAINE & COMPANY, LLC
By:	/s/ Saul A. Fox
	Name:	Saul A. Fox
	Title:	Managing Member

Agreed and accepted:

UNITED AMERICA INDEMNITY, LTD.		GLOBAL INDEMNITY (CAYMAN) LIMITED

By:	/s/ Larry A. Frakes Name: Larry A. Frakes	By:	/s/ Thomas M. McGeehan Name: Thomas M. McGeehan
	Title: Director		Title: Director